AmericaTowne Partnership with Kenya Government

AmericaTowne Starts Partnership with the National Government of the Republic of Kenya and eighteen County Governments

Raleigh, December 9, 2019 --(PR.com)-- AmericaTowne Holdings, Inc. (“AmericaTowne,” or the “Company”) announced today that with receipt of a Progress Payment Certificate it initiated its partnership with the National Government of the Republic of Kenya and eighteen County Governments. Under each respective partnership agreement, the National Government and counties have agreed to exclusively purchase from AmericaTowne a variety of vehicles, infrastructure materials, and other equipment. Successful completion of AmericaTowne's obligations under these partnership agreements could result in approximately $1.25 billion in revenue for AmericaTowne over the next four years though there are no guarantees regarding either party's ability to perform under the partnership agreements.

AmericaTowne Chief Executive Officer Alton Perkins stated: “We are extremely pleased to start our partnership with the National Government of Kenya and several Counties in Kenya. This is a big win for the Company on many fronts. Our efforts are in line with the Trump Administration’s Prosper Africa Initiative, an economic initiative to substantially increase two-way trade and investment between the United States and Africa and President Kenyatta’s, of Kenya, Big-four initiative. The partnership dramatically increases top-line revenue, allowing us to grow, increase exports abroad, and jobs and employment in the US and return significant value to shareholders – especially supporters and shareholders that have been with us from the beginning.” About AmericaTowne Holding Inc.

AmericaTowne Holdings, Inc., f/k/a ATI Modular Technology Corp is incorporated in the State of Nevada with its US Headquarters in Raleigh, North Carolina. AmericaTowne through its international trade platforms help communities and Countries solve problems, prospers, and grow. The Company's markets include the USA, China, and Africa. Through its assumed name, "AmericaTowne," the Company continues to explore developing communities in China and Africa focusing on the "Made in the USA" experience. Also, through its assumed name ATI Modular Technology Corp, the Company focuses on developing and delivery of modular and solar technology. AmericaTowne sees opportunities in developing countries, such as Africa, in implementing business solutions considered mainstream in America, but relatively new in developing countries. AmericaTowne is deploying resources, research and expertise in evaluating these opportunities as part of its overall growth model.

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As set forth in prior filings and releases, a merger between AmericaTowne and ATI Modular Technology Corp., is finalized. AmericaTowne and ATI Modular continue to operate, but as assumed names of AmericaTowne Holdings. The Company is publicly reporting, and respective quarterly and annual reports, and periodic disclosures may be found at www.sec.gov/edgar and also at www.atimodular.com or www.americatowne.com.

Forward Looking Statement

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward- looking statements may be identified by use of words such as "may," "will," "should," “could,” "expects," "intends," "plans,” “anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied. To the extent that the Company's assumptions differ from actual results, the Company's ability to meet such forward-looking statements may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes.

http://www.americatowne.com/ Source: AmericaTowne, Inc.

Contact Information:

AmericaTowne Holdings, Inc.

Perniecee Virgil perniecee@americatowne.com

Yaqian (Rikki) Ren Yaqian Ren yaqian@americatowne.com (919)805-3137

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